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                                  PRESS RELEASE

      NAUGATUCK VALLEY SAVINGS AND LOAN ANNOUNCES PLANS TO OPEN A BRANCH IN
                           HERITAGE VILLAGE SOUTHBURY


      Naugatuck, Connecticut. March 25, 2008. - Naugatuck Valley Savings and Loan, the wholly-owned subsidiary of Naugatuck Valley Financial Corporation (NASDAQ Global Market: "NVSL") today announced its plans to open a full service branch at 3 Village Green, Southbury, CT. This Heritage Village location is currently occupied by a branch of Wachovia Bank. Wachovia Bank has announced plans to close the branch in April 2008. It is anticipated that the location will open as a branch of Naugatuck Valley Savings and Loan in July 2008 after a short period of renovation.

      Naugatuck Valley Savings and Loan President and CEO John C. Roman stated that, "We are excited to take advantage of this opportunity to bring our brand of personalized banking to the residents of Heritage Village and the surrounding areas of Southbury. This new branch represents a continuation of our strategy of market expansion through de-novo branching."

      In addition to its main office, Naugatuck Valley Savings and Loan currently operates eight offices in Southwest Connecticut. Naugatuck Valley Savings and Loan is a community oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

      This release contains "forward-looking statements which may describe future plans and strategies. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in state and federal regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statement. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

Contact: John C. Roman
         President and Chief Executive Officer
         Naugatuck Valley Financial Corporation
         (203) 720-5000